Exhibit 5.1

Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, D.C. 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 8, 2023

Board of Directors

Madrigal Pharmaceuticals, Inc.

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, PA 19428

Ladies and Gentlemen:

We are acting as counsel to Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the public offering by entities affiliated with Baker Bros. Advisors LP (collectively, the “Selling Stockholder”) of up to (i) 1,545,113 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) currently issued and outstanding (the “Outstanding Shares”), including 979,457 shares of Common Stock purchased by the Selling Stockholders in open market transactions (the “Open Market Shares”) and (ii) 1,969,797 shares of Common Stock issuable upon conversion (the “Series A Conversion Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”) and 400,000 shares of Common Stock issuable upon conversion (the “Series B Conversion Shares” and, together with the Series A Conversion Shares, the “Conversion Shares”) of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”) owned by the Selling Stockholder pursuant to the prospectus supplement, dated August 8, 2023 (the “Prospectus Supplement”) to the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on June 1, 2021, including a base prospectus (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) that forms a part thereof. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing. For purposes of our opinion, we assume that the Open Market Shares were, when originally issued, duly authorized,

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

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validly issued, fully-paid and non-assessable, and were the subject of a legal opinion issued prior to the date hereof by another firm of licensed attorneys to such effect.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Outstanding Shares are validly issued, fully paid, and nonassessable, and (ii) the Conversion Shares have been duly authorized and, if issued upon conversion of the Series A Preferred Shares and the Series B Preferred Shares on the date hereof in accordance with the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock and the Restated Certificate of Incorporation, as amended, of the Company, would be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Quarterly Report on Form 10-Q on the date hereof, which Form 10-Q will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 10-Q and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP